Celebration on the 2011 Nan Feng International Tangerine Festival

2011 Nan Feng International Tangerine Festival was held on November 9th as schedule. The content of this festival includes traditional dance, Taoism ceremony, Economic and Trade Fair, Opening Ceremony on Tangerine Festival, Evening Party with firework, Opening Ceremony on Tangerine Industry Park and the Forum.

At 8:36AM of November 10th, “Cut the ribbon at an opening ceremony of Nanfeng Tangerine Export Industry Park” was held in the front door of Jiangxi Taina Nanfeng Tangerine Co., Ltd on the topic of “Nanfeng Tangerine Export Platform, Be a Model on the Development of China Fruits”. Attend the opening ceremony is: provincial, municipal and county of all levels of leaders, the experts from all over the country, merchants, the fruit supermarket chain of cooperation partners, media reporters representatives from various circles of society. The County Government affirms Nanfeng Taina Tangerine Co. Ltd – The tangerine export industrial park as one of the first national agricultural industrialization demonstrations has played a role as engine to speed up the development on Tangerine industry. President Chen Quanlong gave an introduction on the export industry park. China Enterprise News, People Daily, Jiangxi Channel and Nanfeng County Government website have been reported the Tangerine Export Industrial Park of Jiangxi Nanfeng Tangerine Co. Ltd, which is the first agricultural industrialization export demonstration park.

At 9:40AM, the Forum on “Nanfeng Tangerine towards the world” was held in the seven floor of Administrative Building at Nanfeng County Government. Topic is about “Strengthen on exportation of Nanfeng Tangerine, enhance the international competitiveness of China fruit”. President Chen Quanlong gave a special report on this topic, concerning about the existing circumstances of export, the feasibility of enhance import, the main points on enhance international competitiveness and suggestion on export of Nanfeng tangerine. Lu Fangxiao who is the secretary general of China Fruit Marketing Association, Long Junsheng who is the professor of Beijing University, Jiang Wangjin who is the leader from Jiangxi Entry-Exit Inspection & Quarantine Bureau of P. R. China, Zeng Zhifu who is the senior agronomist from Fushun Fruit Bureau, and Jared Peter Febbroriello from Precursor Management Inc attended the meeting and gave speech in the Forum. Experts from all around China, leaders from province, city and county, principal of exported enterprise and customer representative, related media, related enterprises in Nanfeng, leaders from towns and county totally 100 people attended the Forum.

Through the Tangerine Festival, it is not only to expand the reputation and social influence of Jiangxi Taina Nanfeng Tangerine Co., Ltd Nanfeng Export Industrial park, but also embody that the company and its brand is the key leading enterprise within this industry. All above, it helps to strengthen the exportation on Nanfeng Tangerine, enhance international competitiveness.